ACCOUNTANTS + ADVISORS

ROSENBERG RICH BAKER BERMAN & COMPANY

August 19, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: United Health Products, Inc.

We have read the statements that we understand United Health Products, Inc. will include under 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements under Item 4.01.

Yours truly,

Rosenberg Rich Baker Berman & Company